TRANSFER OF THIS CERTIFICATE AND/OR THE MEMBERSHIP INTEREST EVIDENCED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS. SEE LEGEND ON REVERSE SIDE

Unit Certificate No. X

SHOW ME ETHANOL, LLC

A Missouri Limited Liability Company

Authorized to Issue: 2000 Class A Units

CERTIFICATE FOR X UNITS

This certifies that **"INVESTOR NAME"** is the registered holder of X Units of **SHOW ME ETHANOL, LLC**, a Missouri limited liability company (the "Company").

The securities represented hereby are subject to, and transferable only upon compliance with, the provisions of the Limited Liability Company Agreement of the Company, dated as of January 24, 2006, among the Company and its Members. A copy of the above-referenced agreement is on file at the principal office of the Company and, upon written request to the Company, a copy thereof will be provided without charge to registered holder of Units specified above.

IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by its duly authorized officer as of the 15th day of December, 2006.

SHOW ME ETHANOL, LLC

By: David Durham

Name: David Durham

Title: Chairman